                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 TELEDYNE, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:  $500
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     2) Form, Schedule or Registration Statement No.:
        Soliciting Material Pursuant to Rule 14a-11(c)
        ------------------------------------------------------------------------
     3) Filing Party:  Teledyne, Inc.
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     4) Date Filed:    March 1, 1996
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
                                  [LOGO]
                                   2049 CENTURY PARK EAST
                                   LOS ANGELES, CALIFORNIA 90067-3101
                                   (310) 551-4306  FAX (310) 551-4267

                                                                  March 26, 1996

Dear Fellow Shareholders:

    Twice in the past 15 months, WHX Corporation has made unsolicited low-ball proposals to buy Teledyne. In each case, your Board of Directors reviewed the proposal and rejected it as wholly inadequate, far below the values which the Company's business plan would produce. Now WHX wants to force a sale on its terms by electing its own directors and insiders to Teledyne's Board. But the past year proves that the only slate committed to the best interests of Teledyne's shareholders is Teledyne's.

                TELEDYNE'S SOLID PERFORMANCE AND BRIGHT OUTLOOK

    In mid-1994, Teledyne's stock was trading at around $17 per share, well below its intrinsic value. The 1994 price level reflected the market's lingering concerns over effects of the government contracting problems on the Company's performance, as well as the discontinuance of Teledyne's dividend. Today, Teledyne's stock is trading at around $29, a tribute to the successful implementation of the Company's business plan, the resolution of all of its significant litigation and the market's growing confidence in the long term prospects of the Company. Our 1995 results clearly demonstrate the strength of Teledyne's recovery -- revenues rose 15% to $2.6 billion from $2.2 billion in 1994 and income (absent unusual items) increased 65% to $131.7 million from $79.6 million for 1994.

    We are confident that the earnings momentum generated in 1995 will continue in 1996 and beyond, resulting in still greater value for Teledyne shareholders. We believe our 1996 results will demonstrate the strong potential of your Company and confirm that Teledyne will fare much better continuing on its present path rather than combining with WHX. As further evidence of its confidence in Teledyne's future prospects, the Board has increased the quarterly dividend to 37.5 cents per share, payable in cash.

                             WHX'S POOR PERFORMANCE

    By contrast, from mid-1994 until today, the price of WHX's common stock has fallen from around $19 to around $11 per share, a decline of 42%. The decline in WHX's stock price reflects its unimpressive financial results. Notwithstanding such distortions as the $15 million gain from its sale of 2,000,000 Teledyne shares and the fact that it has not had to pay for a defined benefit pension plan for its employees (a remnant of its bankruptcy that will end when it negotiates a new labor contract this year), WHX's net income in 1995 was only $55.1 million compared to $63.2 million in 1994. Now, WHX asks you to convert a substantial portion of your Teledyne investment into this underperforming stock.

                     WHX'S OFFERS HAVE ALWAYS BEEN DESIGNED
                         TO BUY TELEDYNE "ON THE CHEAP"

    WHX's initial proposal was only $22 per share in a mix of cash and stock. During the seven months in which the Special Committee of the Board explored possible sales, WHX never submitted a firm bid. Indeed, when the Board voted to terminate the search and proceed with implementation of the Company's business plan, Mr. LaBow sat silent while surreptitiously selling most of WHX's Teledyne stock. The market's reaction to our 1995 results far exceeded the first WHX proposal. Then, only two weeks after Teledyne's 1996 business plan had been reviewed by the Teledyne Board, including Mr. LaBow, WHX abruptly reversed course and made its new proposal. If Mr. LaBow has this much faith in Teledyne's 1996 business plan, shouldn't you?

             THE BOARD PROPERLY REBUFFED WHX'S LOW-BALL TACTICS --
                SEES NO STRATEGIC BENEFIT IN COMBINING WITH WHX

    Your Board of Directors, after careful consideration and consultation with Goldman, Sachs & Co., has again concluded that WHX's proposal -- this time to exchange each share of Teledyne stock for $22 in cash and WHX stock purportedly valued at $10 -- falls far short of the values for Teledyne's shareholders which implementation of the business plan will achieve. Further, your Board sees no strategic benefit in combining with WHX, a high cost, integrated carbon steel producer and greyhound racetrack owner.

                      WHX HAS COMMITTED ITSELF TO NOTHING

    Although it is soliciting your proxy, WHX has made NO firm commitment to you. There is NO tender offer to purchase your shares at the price suggested. WHY NOT? WHX has NOT scheduled a meeting of its own shareholders to approve the transaction and to authorize the issuance of shares necessary for its proposal. WHY NOT?

    WHX has taken none of the steps necessary to make you a firm offer. Instead, it asks you to "trust" WHX to negotiate with itself. If no other buyer appears at a price WHX deems equal to $32, WHX will be free to "negotiate" to acquire Teledyne at a lower price or at some other mix of cash plus securities. Do you want to turn over your Company to WHX which in its own proxy statement says, "WHX reserves the right to provide for a change in the form or amount of the consideration offered in exchange" for your shares?

    WHX asks for your blind trust and COMMITS TO NOTHING.

            WHX'S ACTIONS HAVE BEEN CONTRARY TO YOUR BEST INTERESTS

    Mr. LaBow's conduct as a Teledyne director demonstrates that it is simply not possible for the WHX slate to simultaneously serve the best interests of both Teledyne shareholders and WHX shareholders.

    DUMPED SHARES. From September 6, 1995 through October 26, 1995, while WHX was ostensibly pursuing its public goal of acquiring Teledyne, WHX secretly sold over 2,000,000 shares of Teledyne's common stock. Why did WHX, while a suitor for Teledyne, sell its stock? To depress the price of Teledyne in order to lay the basis for another low-ball offer? To mask its own poor financial performance in order to prop up the currency it now offers you?

    ATTEMPTED GREENMAIL. WHX engaged in a thinly-disguised greenmail effort to buy Teledyne's Vehicle Systems business, including its pension fund assets, on the cheap -- as a condition for dropping its pursuit of the Company. Teledyne instead has been able to complete an agreement to sell Vehicle Systems to General Dynamics in a better deal for Teledyne shareholders.

    DISRUPTED FINANCING. In January of 1996, Mr. LaBow did not disclose his intentions of initiating a new, destabilizing acquisition proposal and proxy contest when he joined the rest of Teledyne's Board in approving a debt refinancing plan to save the Company nearly $10 million annually. As a direct result of Mr. LaBow's proposal, rating agencies put Teledyne on credit watch resulting in the discontinuation of the debt offering and refinancing plans.

        TELEDYNE'S DIRECTORS HAVE ALWAYS WORKED TO PROTECT AND MAXIMIZE
                     THE VALUE OF SHAREHOLDERS' INVESTMENTS

    Teledyne's Board of Directors has always been committed to building value for our shareholders. We have managed our businesses to develop a sound financial base, to minimize risks, employ superior management teams and create initiatives that position the Company for sustained ProfitableGrowth.

    It is clear that, based on WHX's proposal and the actions by WHX and Mr. LaBow over the past year, WHX's slate cannot be trusted to act in your best interest as a Teledyne shareholder. Your Board, with beneficial ownership of approximately 18% of Teledyne's stock, has precisely the same interest as you. We urge you to act in your own best interests -- reject the WHX slate and elect the Teledyne nominees.

    Thank you for your continued support. Please mark, sign, date and mail the GREEN proxy card today.

               [SIG]                      [SIG]
William P. Rutledge                       Donald B. Rice
CHAIRMAN OF THE BOARD AND                 PRESIDENT AND
CHIEF EXECUTIVE OFFICER                   CHIEF OPERATING OFFICER

                                   IMPORTANT

1. REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD. PLEASE VOTE EACH GREEN PROXY CARD YOU RECEIVE SINCE EACH ACCOUNT MUST BE VOTED SEPARATELY. ONLY YOUR LATEST DATED PROXY COUNTS.

2.  WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY WHX.

3. EVEN IF YOU HAVE SENT A WHITE PROXY TO WHX, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY, AND VOTE FOR THE BOARD'S NOMINEES BY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD IN THE ENCLOSED ENVELOPE.

4. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE DIRECT THE PARTY REPONSIBLE FOR YOUR ACCOUNT TO VOTE THE GREEN PROXY CARD AS RECOMMENDED BY MANAGEMENT.

             IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE YOUR SHARES,
                        PLEASE CALL OUR PROXY SOLICITOR:

                     MORROW & CO., INC. AT (800) 206-5879.

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